Exhibit 14.1

TICC CAPITAL CORP.

(THE “CORPORATION”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER,

PRINCIPAL FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER

OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS

I.	Covered Persons/Purpose of the Code

This code of ethics (this “Code”) for the Corporation applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers” each of whom is set forth in Exhibit A), as well as directors, officers, and employees (collectively, with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) or the NASDAQ Global Select Market and in other public communications made by the Corporation;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Corporation. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Corporation.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Corporation and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Corporation because of their status as “affiliated persons” of the Corporation. The Corporation’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.

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Each Covered Officer is an employee of a service provider (“Service Provider”) to the Corporation. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Corporation and the Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Corporation or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Corporation. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Corporation and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Corporation.

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Each Covered Person must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Person would benefit personally to the detriment of the Corporation;

•	not cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Corporation; and

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with the Corporation’s President (the “President”) if material. Examples of these include:1

[1]	Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

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•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts from any person or company with which the Corporation has current or prospective business dealings. For purposes of this Code, “non-nominal” are those gifts in excess of $250 for any single gift and $350 in aggregate value from a single source during any calendar year;

•	the receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Corporation’s service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

III.	Disclosure & Compliance

•	Each Covered Person should be familiar with the disclosure requirements generally applicable to the Corporation;

•	each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Corporation and the Corporation’s adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC and in other public communications made by the Corporation; and

•	it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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IV.	Reporting and Accountability

Each Covered Person must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the President of the Corporation promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

•	report at least annually any change in his affiliations from the prior year.

The President is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the “Committee”) is responsible for granting waivers2 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Corporation’s principal executive officers or directors will be considered by the Committee.

The Corporation will follow these procedures in investigating and enforcing this Code:

•	the President will take any action he considers appropriate to investigate any actual or potential violations reported to him;

•	if, after such investigation, the President believes that no violation has occurred, the President shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the President believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Corporation;

[2]	Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

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•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the President, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Corporation or its adviser or its subadviser, counsel to the Corporation or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Corporation’s Committee for the retention of independent auditors to perform permissible non-audit services.

V.	Waivers

An executive officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The President shall submit an annual report to the Board regarding waivers granted.

VI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder and the sole code of conduct adopted by the Corporation under Rule 5610 of the NASDAQ Stock Market listing rules. Insofar as other policies or procedures of the Corporation, the Corporation’s adviser, sub-adviser, principal underwriter, or the Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Corporation and their investment adviser, subadviser, principal underwriter and Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VII.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Corporation’s board, including a majority of independent directors.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

IX.	Internal Use

The Code is intended solely for the internal use by the Corporation and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Date: November 02, 2015

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Exhibit A

(as of August 14, 2015)

Covered Officers

Principal Executive Officer: Jonathan H. Cohen (Chief Executive Officer)

Principal Financial Officer or person performing similar functions: Bruce L. Rubin (Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary)

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